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Instinet Group Incorporated

Second Quarter 2005 Earnings

Conference Call Transcript

July 22, 2005

CORPORATE PARTICIPANTS

Lisa Kampf

Instinet Group - Investor Relations

Ed Nicoll

Instinet Group - CEO

John F. Fay

Instinet Group – Co-President and CFO

CONFERENCE CALL PARTICIPANTS

Alex Kremm

Lehman Brothers - Analyst

Daniel Goldberg

Bear Stearns – Analyst

Charlotte Chamberlain

Jeffries & Company – Analyst

Operator:	Good morning ladies and gentlemen. This is the operator. Today’s conference is scheduled to begin momentarily. Until that time, your lines will again be placed on music hold. Thank you for your patience.

Good morning. My name is Cynthia and I will be your conference facilitator. At this time I would like to welcome everyone to the Instinet Group, Incorporated Second Quarter 2005 Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2.

I would now like to turn the conference over to Lisa Kampf, Investor Relations Officer. Ma’am, you may begin your conference.

Lisa Kampf:	Good morning and welcome to the Instinet Group conference call to discuss results for the second quarter of 2005. During this conference call we may make statements that are forward looking in nature. Our actual results may be materially different from the results anticipated in those statements.

You can find a detailed discussion of certain important factors that could cause actual results to differ materially from our expectations in our annual report on Form 10-K for the year ended December 31, 2004 and in other documents filed with the SEC which are available on our Web site.

Reconciliation to the U.S. GAAP of non-GAAP financial measures referenced in this call, if any, are set forth in the earnings release previously distributed or will be made available on our Web site.

I will now hand the call over to Ed Nicoll, Instinet’s Chief Executive Officer.

Ed Nicoll:	Thanks Lisa. Good morning. I’m Ed Nicoll, CEO of Instinet. With me today is John Fay, Co-President and CFO who will be commenting in detail on our second quarter results.

I’d like to offer an overview of our results and provide updates on our ongoing operations of both of our segments and our pending acquisition by the NASDAQ stock market.

This quarter, Instinet Group posted its sixth consecutive profitable quarter of $8 million in net income or 2 cents per diluted share. This compares to a net income of $12 million or 4 cents per diluted share in the second quarter of 2004 and net income of $14 million or 4 cents per diluted share for the first quarter of 2005.

On July 1, 2005, Instinet Group completed the sale of LJR to the Bank of New York. LJR results have been historically reclassified to discontinued operations and all the results we discuss today reflect this reclassification in our statements of operations.

Net income from continuing operations which excludes the continued operations of Lynch, Jones & Ryan was $6 million or 2 cents per diluted share for the second quarter of 2005 compared to net income of $9 million or 3 cents per diluted share for the second quarter of 2004 and net income of $11 million or 3 cents per diluted share for the first quarter of 2005.

Excluding one-time items detailed in this table and on our earnings release, pro forma earnings from continuing operations per diluted share in the second quarter of 2005 were 2 cents compared to 3 cents per diluted share both in the second quarter of 2004 and the first quarter of 2005.

A major driver of our business is global equity market conditions and in the second quarter of 2005, overall use of US-OTC daily volume was up only 1% from the prior year’s quarter and down 12% from the first quarter of 2005.

I’ll now highlight each of our business segments. At Instinet, our global Institutional Broker, our net loss before income taxes was $22 million in the second quarter, down from a loss of $4 million in the year ago quarter and net income of $5 million for the first quarter of 2005. The decrease in net income in the second quarter of 2005 was due to lower revenue and higher severance costs in the quarter.

In the midst of a changing equity market environment, increased competitive pressures and the company’s new pending ownership, Instinet continues to stand by its core value proposition as an agency only broker, focusing on serving the needs of global customers with a commitment to service, value, transparency and independence.

Over the coming months Instinet will continue to become a leaner, more efficient, and more customer focused organization offering both sophisticated electronic trading platforms and customized trading solutions to our customers.

In this context it’s worth noting that various authoritative third party transaction cost analyses continue to prove Instinet’s leadership in lowering market impact and adding value to trade. In a recent Plexus survey, for instance, Instinet had a positive value added rating in all trade size categories for both exchange-listed and NASDAQ trades, meaning it beat the Plexus execution plus benchmark.

We continue to post this information on our Instinet home page, and I urge all to visit this page to learn more about these issues.

Now I’d like to turn it to INET, which is one of the largest liquidity pools in the over the counter market place with a market share of 26% of matched NASDAQ volume in the second quarter of 2005. INET experienced a large increase in exchange-listed volume in the second quarter with the market share increasing to 3.9% from 3.1% in the prior quarter.

INET’s net income before income taxes was $10 million for the first quarter of 2005, down from $11 million for the prior year quarter and level with the first quarter of 2005.

In the second quarter of 2005, INET customer order flows coming through Instinet’s SmartRouter was successfully migrated to INET’s proprietary routine technology known as RASH. INET has also opened a data center in Chicago to provide the area’s broker-dealer community with faster, easier and more efficient access to INET’s order book. For the high capacity, this new piped INET allows brokers in the Chicago area to trade and route orders potentially much faster than they currently can.

Let me close by spending a few minutes on the pending acquisition by the NASDAQ stock market to acquire all the outstanding shares of Instinet Group, which was announced on April 22, 2005.

First, since our conference call last quarter, we have filed our proxy with the SEC which is under review. Second, we received a request for additional information and documentary materials from the Department of Justice in connection with the DOJ’s investigation under the Hart-Scott Rodino Antitrust Improvements Act. We expected from the start to receive this second request and continue to work with the DOJ to answer all of its questions.

And thirdly, Instinet’s Board of Directors approved on July 12, 2005 the payment of a special cash dividend of 32 cents per common share to Instinet Group’s shareholders based upon the net after tax proceeds of the sale of LJR. The cash dividend will reduce the per share merger considerations to be received by stockholders in the pending NASDAQ acquisition.

Until these transactions obtain regulatory approval and are closed, Instinet’s business will continue to offer investors competitive and technologically sophisticated products and services, and we will never lose sight of the fact that our business has been helping our customers achieve best execution.

Now I’ll turn the call over to John Fay.

John Fay:	Thank you Ed, and good morning everyone. I’m John Fay. I’m Instinet Group’s Co-President and Chief Financial Officer. I’d like this morning to go over our second quarter earnings with you as well as some of the financial and operating metrics for each of our businesses and wrap up by discussing items related to our transaction with NASDAQ.

As Ed noted, excluding one time items in the second quarter and in prior periods, as detailed in a table on our earnings release, our pro forma earnings per diluted share was 2 cents in the second quarter of 2005 which is down a penny from 3 cents in the first quarter.

As a decline in our compensation expense and other expenses were more than offset by decline in revenues. Our revenues were affected by weaker market volumes during the second quarter and poor relative performance of our Institutional Broker.

In the second quarter we recorded non-operating items consisting of $25 million of net investment gains related to our investments in NASDAQ and Archipelago, offset by $16 million in severance expense related to a $20 million cost reduction plan we began in the second quarter, a $5 million deal-related advisory fee non-operating expense and $1 million in asset write-offs.

Our gross margin decreased $12 million or 11% to $98 million from the first quarter of 2005, due primarily, as I said, to lower market volumes offset by a greater number of trading days in the second quarter compared to the first.

Our total direct expenses were $110 million in the second quarter, 15% higher compared to the first quarter.

Compensation and benefits expense of $61 million in the second quarter increased 25% from the first quarter of 2005 as the second quarter included a severance charge of $16 million. The severance charge in the second quarter is part of a $20 million cost reduction plan which we began in the second quarter and expect to continue through the fourth quarter of this year. The reduction plan does not affect the pending transaction with the NASDAQ stock market or LJR and is related to our current business.

I would like now to turn to our segments and review the second quarter earnings and drivers for each segment for the second quarter.

Instinet, The Institutional Broker recorded a pre-tax net loss of $22 million in the second quarter of 2005 compared with pre-tax income of $5 million in the first quarter. Gross margin at the Institutional Broker declined 13% from the prior quarter to $70 million in the second quarter of 2005.

The decrease in gross margin was primarily the result of lower trading volumes on our platforms, partially offset by higher revenue capture per share in the U.S. and three additional trading days during the quarter. Outside of the U.S., our volume grew quarter over quarter due primarily to strong market share growth in Tokyo while volumes in Europe remained level.

Next I would like to discuss INET, our electronic agency marketplace business. INET recorded pre-tax net income of $10 million in the second quarter of 2005. This is level with the first quarter. INET’s matched OTC market share decreased very slightly to 26% during the second quarter from 26.3% during the first quarter of 2005.

INET’s gross margin declined 11% to $25 million in the second quarter from the first due to lower market volumes. Direct expenses were $15 million in INET in the second quarter which is 16% lower than the previous quarter primarily due to lower charges from Instinet for legacy technology products as INET completed its migration to RASH, its proprietary routing and connectivity platform during this second quarter.

Looking at Instinet Group’s balance sheet, Instinet Group had $868 million of net cash at June 30, down $68 million or 7% from $936 million at December 31, 2004. The decline is due primarily to annual incentive plan payments which were made during the first quarter and higher amounts of capital used in customer settlement activities at our Institutional Broker during the first and second quarter.

I’d like now to discuss some components of the transaction with NASDAQ. As you know, we announced the sale of Instinet Group to NASDAQ on April 22 for $1.88 billion. The $1.88 billion includes proceeds from a separate sale of LJR to Bank of New York for $174 million. These proceeds were received on July 1 when the sale of LJR closed.

I’d like to note, as we did at the time the transaction was announced that the per share amount of the proceeds would vary based upon the actual closing date, and this actual closing date affects a number of vested employees’ stock plan shares outstanding. And the proceeds would also be affected by transaction costs.

We have adjusted our estimate of the per share amounts of merger consideration downward to $5.42 per share from the previously disclosed $5.44 per share to reflect moving the closing date estimate to the end of the fourth quarter compared to the end of the third and higher transaction fees.

The merger consideration will effectively be paid in two installments, $0.32 per share in the form of a special dividend which will be paid to shareholders of record as of July 29 and the remainder will be paid at closing.

I’d like to discuss the transaction a bit further now between the firm and NASDAQ. As you know, Instinet’s board approved the sale of the entire firm to NASDAQ for cash after a lengthy and broad sales process which lasted many months and was the subject of numerous public reports.

In that process, as disclosed in the preliminary proxy we filed last month with the SEC, we sought but were unable to obtain any separate bids for Instinet the Institutional Broker. The sale price represented the best offer from the process, and in terms of valuation, the $1.88 billion represents the sale at 29.4 times 2005 IBES earnings and the premium to book value of 1.8 tangible book value.

The $1.88 billion purchase price was put forth by NASDAQ to be funded as follows: $934 million from NASDAQ; $207 million from Silver Lake Partners; $174 million proceeds from the sale of LJR; and the remaining $563 million to come from Instinet Group’s cash on hand at closing.

I’d like to take a moment to describe further the nature and structure of Instinet Group’s sale to NASDAQ. Instinet Group has a merger agreement with NASDAQ to complete a merger in which Instinet Group will become a wholly owned subsidiary of NASDAQ and NASDAQ will pay the merger consideration of $1.88 billion to our shareholders.

NASDAQ, not Instinet has agreed upon completion of the merger to retain INET and to sell essentially all other assets and liabilities of Instinet Group to Silver Lake Partners.

I’d like to clarify the transaction between NASDAQ and Silver Lake further in two ways. The first by discussing the earnings streams to be retained by each entity and secondly to discuss the obligations and book value to be retained by NASDAQ and Silver Lake respectively under the terms of the agreement between NASDAQ and Silver Lake.

First, for the allocations and the earning streams of Instinet Group, I’d like to use the second quarter 2005 pre-tax operating earnings of $9.6 million which is detailed on Page 8 of our earnings release as an example.

NASDAQ is purchasing INET’s direct revenues and expenses before allocation which in the second quarter amounted to operating pre-tax earnings of $16.1 million or $65 million purchased by NASDAQ on an annualized basis.

Silver Lake Partners is purchasing from NASDAQ the remainder of pre-tax pro forma operating loss of $7 million in the second quarter or a $26 million loss on an annualized basis.

You can calculate this very simply by removing the corporate and technology charges from INET income statement in our earnings release and adding 100% of those corporate costs and technology costs to the Institutional Broker.

I’d like to note the above items exclude severance and one time charges that are detailed further on Page 8 of our press release. And there are additional expenses that will be absorbed by the Institutional Broker after a period of transition occurs but I have not included them above.

Secondly, looking at how the assets and liabilities would be allocated using Instinet Group’s audited balance sheet at December 31, 2004, which was the basis provided to participants in the process, potential book value of Instinet Group at December 31, 2004, was $985 million which would have been allocated for the transaction negotiations between NASDAQ and Silver Lake approximately as follows:

Eighty million dollars of potential book value to INET; $30 million to LJR; $550 million for Instinet Group’s excess cash on hand; and the remaining $325 million to the Institutional Broker.

Subsequent to December 31, 2004, Instinet Group purchased Bridge Trading which adds an additional $32 million in tangible book value which would bring the Institutional Broker total tangible book value to $357 million.

I’d like to note for each entity the tangible book value includes and represents non-liquid assets such as fixed assets and other non-liquid assets, working capital which is employed in the business, cash for existing liabilities which are on the balance sheet, and additional working capital for regulatory or future obligations.

This however is an incomplete picture of the obligations that Silver Lake will acquire from NASDAQ under the terms of the transaction between those two. In terms of assets and liabilities, NASDAQ and Silver Lake have agreed that Silver Lake, in addition to the Institutional Broker, will acquire and assume all corporate level assets and liabilities and potential exposures which are unrelated to INET.

This includes on and off-balance sheet obligations for leases, historical tax and business exposures, and restructuring obligations as well as future cash costs associated with the transaction and related transaction restructuring as well as any restructuring required to turn the institutional broker to profitability.

Many of these items are contingent and difficult to estimate with precision at this state and thus pursuant to the accounting rules they’re not on the current balance sheet. These liabilities, if incurred, will result in significantly lower tangible book value of the Institutional Broker.

I hope these remarks clarify the terms of the deal between NASDAQ and Silver Lake beyond Instinet Group’s deal for the whole company with NASDAQ. We continue to believe that the NASDAQ merger is the best value reasonably available to our shareholders.

At this time I’ll hand the call back over to Lisa Kampf.

Lisa Kampf:	Thank you John. Operator we’re ready to take questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Alex Kremm with Lehman Brothers.

Alex Kremm:	How are you guys?

John Fay:	Hi Alex

Alex Kremm:	Good. Got a quick question here on your matching percentage, I don’t know if you really look at this yourself.

But if you look at the first quarter the overall matching percentage was something like 81% and sequentially declined to 75% of all volume.

Can you maybe outline some of the pieces of what - where that’s coming from? Is that in your stock exchange volume, the NASDAQ volume, anything there?

John Fay:	Yeah, well we don’t look at match as a percent.

But we just look at our match volume as a percent of the total market which is our matched market share, INET’s matched market share on the OTC side has been relatively constant at 26%.

And those are just shares that match in our platform. On the listed side our market share’s has grown significantly during the quarter to about 2.1% from 1.5%. Again that’s matched listed market share. All that growth has been in primarily in New York traded items.

The second component of our total volume is our routed volume which is up significantly in the quarter. Our routed volume grew 25% on an average daily basis during the quarter and that’s despite a 7% decline in the market’s volume as a whole. So the markets declined 7% and our routed volume grew 25%.

Most of that growth is on the listed volume. We’re routing 180 million shares a day in total. Our listed volume grew 50 million shares, excuse me grew 50% over the quarter.

And so what we’re seeing is that more clients are taking advantage of INET’s low cost fast technology platform and RASH, our new order routing system to run trades through our book, and if they can’t find it on the other side then it is routed to the Exchange.

So we’re seeing growth in listed both on the match side and on the routed side.

Alex Kremm:	Thank you.

John Fay:	And that’s what’s driving that.

Alex Kremm:	Alright, great and then on your NASDAQ market share, I mean quarter-over-quarter it was, I mean flat at 26%.

But if I look at it on a monthly basis you had a really nice spike there in April and topping out at almost 28%.

And since then it’s been trailing down every month pretty much. I think you’re now at 25.5% or something, around there.

Any trends going on there, I guess seeing maybe customers redirecting some of their order flow because of the dynamics of the mergers coming up? Any color on that?

Ed Nicoll:	Yeah, this is Ed Nicoll. We don’t ascribe much to the minor fluctuations. The fact of the matter is that we’ve been around 25%, you know, quite some time. And we haven’t been able to break out of that.

So I would just describe it more or less as flat and, you know, these are fairly minor fluctuations around for, you know, market share of about 25%.

Alex Kremm:	Okay, great. Thank you.

And then one last question for you as more from an industry perspective, if you look at the listing business I know you don’t have any listing business yourself, but if you look at the listing business in the exchanges and the post merger world with two competing large markets and are trading or trying to trade each others listed volume do you see any sort of fall off or just a rational value on the price on listings, any revenue fall off you might expect for, especially the New York Stock Exchange and NASDAQ, any comments there?

Ed Nicoll:	I don’t know if I understand your question.

Alex Kremm:	I guess what I’m trying to say is - now NASDAQ and New York Stock Exchange having a huge, huge portion of their business being a listing business and a lot of revenue coming from those companies listing on the Exchange, with volume pretty much in a deteriorating environment being able to not only trade, NASDAQ-only stocks on NASDAQ, New York Stock Exchange-only stocks traded on the New York Stock Exchange, but more of the trading of each other’s volume, do you think there might be some sort of deterioration in the value and the company don’t see the value of paying millions or hundreds of thousands of dollars per year for listing on the New York Stock Exchange when really it’s traded on the NASDAQ or vice versa.

Ed Nicoll:	Yeah, I think both risks are devaluing the franchise in that sense. On the other hand I think it becomes much more of a branding exercise. I happen to be on the Board of a private company which is considering going public and it’s making this consideration now as an international company.

Now I can tell you it’s clearly a branding issue whether you want to associate yourself with the NASDAQ brand or the New York Stock Exchange brand.

But I understand what you’re saying. Listing is sort of a peculiar exercise in that you’re buying the imprimatur of the exchange that you’re listing on.

And I think both of these entities have to work very hard at maintaining, strengthening, and owning their brand and going - and thinking about how companies are attracted, how they want to position themselves when they go public.

Alex Kremm:	Okay, thank you very much.

Operator:	Your next question comes from Daniel Goldberg with Bear Stearns.

Daniel Goldberg:	Good morning.

Daniel Goldberg:	Just a follow-up on that market share question.

Yesterday I’m sure as you know the ARCA and The New York Stock Exchange filed their Form S-4 and in it they forecasted market shares to be maintained and 75% of New York Stock Exchange listed stocks at the New York Stock Exchange by 2007. That is really only about a 500 basis point drop.

And I think one of your strategies in terms of market share gain is to take some share from the NYSE. Any comments there in terms of, you know, how you would go about doing that and what the NYSE is currently saying?

Ed Nicoll:	Well I think, you know, from our perspective Dan, we still await the changes in Reg NMS. We’re starting and we have seen over the past few years some in Kremmntal movement over to the electronic platforms. It’s not just us.

But you’ll also note that Archipelago has increased market share. So I think estimating what the market share is going to be like over the next to three years is a real crap shoot.

Our sense is and my own strong viewpoint is that as these electronic platforms become much more competitive that people will want to create competitive dynamics. And we’ll no longer award the New York Stock Exchange with the kind of market share that it has had historically.

So I think even without any heroic assumptions about having a better platform I think that there’s natural motivation on the part of users will be to reward the secondary platforms to a certain extent.

So my own view is that you’ll see more of a shift over to the NASDAQ/INET platform. I’ve already said and quite forceful in my viewpoint that we have the better technology. But even putting that to one side I think it’s it’s anybody’s guess as to whether its 75% or 60% or 50%, I don’t know. But I think it’s going to be lower.

I mean I think part of what our frustration in terms of breaking out at 25% is that we think our customers when they see us, you know, having greater market share take some of their business away to some of our competitors, you know, because they want to maintain a competitive dynamic. And I think that will stay play out in the future.

Daniel Goldberg:	Okay, regarding the compensation expense increase due to the severance during the quarter, could you just comment on why now and why not after the deal closes? And can we expect more for the second half of 2005?

Ed Nicoll:	Well everything that we’re doing now we would be doing if we hadn’t done the deal. We need to continue to transform our organization to where it can make money at lower price points in the marketplace.

And what we’re doing now we think is the right thing for the business. And we don’t see any reason not to do it. And we need to get on with it. And I’m confident and the Board is confident that these actions are appropriate for the business regardless of the transaction.

Daniel Goldberg:	And in terms of the rest of the year?

John Fay:	I think in terms of the second half of the year we will see additional expenses primarily, and we’re not willing to forecast at this point, but as we get smaller in relation to the sale of LJR we’ll have space freeing up that we’ll be required by the accounting rules when that reaches the critical mass to take a charge for it, although we don’t have a specific plan or estimate at this time.

Daniel Goldberg:	Okay, that’s helpful. And then in terms of Silver Lake. You mentioned Silver Lake assuming all corporate liabilities and obligations, is there any way to quantify or get a sense of magnitude?

John Fay:	Well I said that the book value, the tangible book value they would have gotten in December would have been about $357 million.

When you look at it, a significant portion of that is in things like fixed assets which are on the books of the corporate or institutional broker, and so are the preponderance of the other liabilities, the payables, all the tax payables. Some of those items are pretty clear.

And then the remaining portion of that amount really relates to capital used to operate the business and, you know, we’re using which we don’t disclose. But we’re going to take our balance sheet and track all the customer assets and liabilities. Most of that capital cash, you know, capital usage is in the institutional program because it’s the entity that self clears and settles in 30 plus markets around the globe.

So we don’t break out separate balance sheets. These numbers are difficult to put together. (Silver Lake) is buying from NASDAQ. And they’re not just buying one legal entity they’re buying a host of legal entities around the globe and putting them all together and so it’s not, you know, it’s not possible to prepare, you know, simple audit financial statements for them at this time.

Daniel Goldberg:	Okay then just last do you have any comment on the outstanding losses?

Ed Nicoll:	We continue to regard them as without any merit and we think we’ll be, you know, we have successful defenses against them.

Daniel Goldberg:	Thank you.

Ed Nicoll:	Thank you.

John Fay:	Thanks Dan.

Operator:	Your next question comes from the line of Charlotte Chamberlain with Jefferies & Company.

Charlotte Chamberlain:	Following up on that last question in reading that same S-4, both companies (the NYSE and ARCA) put forth what they expect to be earning in 2006 and 2007. So my first question would be was, when we see the S4 for specifically the merger with NASDAQ can we expect to see the same kinds of projections?

John Fay:	We’re not filing S-4 Charlotte. We don’t believe NASDAQ is required to file an S-4.

Charlotte Chamberlain:	Oh so there will not be anything public in terms of what you’re assuming in terms of projected cost savings going forward or earnings going, EBIDA and revenues, EBIDA and net income going forward?

Ed Nicoll:	For NASDAQ you mean?

Charlotte Chamberlain:	Well for the combined entity. Are you and NASDAQ contemplating some kind of public document comparable to the S4 that we saw that actually puts on, you know, gives investors an idea of what management thinks these combined entity can earn?

John Fay:	Instinet Group is not required nor will we be putting forth those projections. You’re going to have to talk to NASDAQ’s management about what their disclosure requirements are. It’s my understanding that they’re not preparing an S4.

Charlotte Chamberlain:	Well, my question is, is it the intent to give as much daylight to what the combined management of the remaining public companies which would be NASDAQ and INET in terms of the best idea, the best judgments of those managements as to what the revenues, EBIDA and net income power of the combined companies is going to be going forward?

John Fay:	I think you’re going to have to ask Bob Greifeld and the folks at NASDAQ that question. They’re essentially acquiring INET and will be managing it and running it themselves. You know I did disclose in my comments that in the second quarter, the very simple earnings streams of INET on an annualized basis that they’re buying a $68 million for the quarter and that goes up and down quarter over quarter obviously. But on a run rate basis that’s the current number that doesn’t include anything for cost savings or additional costs they may have or revenue synergies. So I’m just going to have to direct you to NASDAQ to get an answer to that.

Charlotte Chamberlain:	Do you have any idea in terms of when it is, when INET is part of NASDAQ they’re going to be, as I understand it they’re going to be adopting your platform of presumably scrapping Brut. Is that your understanding?

Ed Nicoll:	I don’t know if they’re going to be scrapping Brut. They have announced they’re going to adopt our platform. That is my understanding that they’re going to migrate their technology to the INET technology platform. Now what that entails, Charlotte, I would, I’m a little hesitant to make grand pronouncements I would leave that to them so.

Charlotte Chamberlain:	Okay.

Ed Nicoll:	I mean they may use parts of other platforms and they may have plans to continue to use elements and they may mix and match a little bit but they certainly have announced quite forcefully that they’re going to adopt INET as the core technology platform.

Charlotte Chamberlain:	Okay. This might be an unfair question but do you see that there’s going to be very much in terms of amortization of the technologies that NASDAQ’s going to have to record on an ongoing basis? You know obviously they’ll have some book value.

John Fay:	Charlotte we’re not going to speculate on that.

Charlotte Chamberlain:	Okay thanks.

John Fay:	Okay.

Operator:	At this time that will be all the questions. Miss Kampf do you have any final remarks?

Lisa Kampf:	Before we end this call a reminder that the web cast will be available for replay later today and a transcript should be available on the website next week.

Please contact me directly with any follow up questions. My number is 212-231-5022. Thank you for participating in our earnings call.

Operator:	Ladies and gentlemen this concludes today’s conference. You may now disconnect.

END

Where to Find Additional Information about Instinet, NASDAQ and the Merger

Instinet Group has filed a proxy statement of Instinet Group in connection with the proposed merger. Instinet Group stockholders should read the proxy statement and other relevant materials when they become available, because they will contain important information about Instinet Group, NASDAQ and the proposed merger. In addition to the documents described above, Instinet Group and NASDAQ file annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Instinet Group or NASDAQ are available without charge at the SEC’s website, at www.sec.gov, or from the companies’ websites at http://www.instinetgroup.com and http://www.nasdaq.com, respectively.

Instinet Group, NASDAQ and their respective officers and directors may be deemed to be participants in the solicitation of proxies from Instinet Group stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of Instinet Group is set forth in the Instinet Group proxy statement for its 2005 annual meeting which was filed with the SEC on April 15, 2005. A description of certain interests of the directors and officers of NASDAQ is set forth in NASDAQ’s proxy statement for its 2005 annual meeting, which was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.